Exhibit 5

December 9, 2004

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are general counsel to Hologic, Inc., a Delaware corporation (the “Company”). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to (i) 500,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”) that may be issued pursuant to options granted under the Company’s Amended and Restated 1999 Equity Incentive Plan, as amended (the “1999 Plan”); and (ii) 500,000 Rights (as defined below) that may be issued in connection with the issuance of the Shares pursuant to options granted under the 1999 Plan. The Rights are issuable pursuant to that certain Rights Agreement, entered into as of September 17, 2002 (the “Rights Agreement”), providing, in effect, for the delivery of a right (a “Right”), along with each share of Common Stock issued by the Company.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	a copy of the Certificate of Incorporation of the Company as in effect on the date hereof;

2.	a copy of the Amended and Restated Bylaws of the Company as in effect on the date hereof;

3.	the corporate records of the Company relating to the proceedings of stockholders and directors of the Company;

4.	the 1999 Plan;

5.	the Rights Agreement; and

6.	the Registration Statement.

For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinions hereafter expressed are based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	the Shares have been duly authorized and, when issued in accordance with the terms of the 1999 Plan, will be validly issued, fully paid and nonassessable; and

(2)	the Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

Very truly yours,

/s/ BROWN RUDNICK BERLACK ISRAELS LLP